October 2012
UMH PROPERTIES, INC.
Add-on Series A Preferred Offering
Issuer Free Writing Prospectus
Dated October 22, 2012
Filed Pursuant to Rule 433
Registration Statement No. 333-171338
Relating to Preliminary Prospectus Supplement Dated October 19, 2012 to Prospectus Dated January 20, 2011

Forward Looking Statements
 Statements contained in this presentation that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements.
 These forward-looking statements are not guarantees and are based on our current intentions and current expectations and assumptions.
 These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control that could cause actual results or events to differ materially from those we anticipate or project, such as: changes in real estate market conditions and general economic conditions; the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments;  our ability to repay debt financing obligations; our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us; the loss of any member of our management team; our ability to comply with certain debt covenants; our ability to integrate acquired properties and operations into existing operations; continued availability of debt or equity capital; market conditions affecting our equity capital; changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future; our ability to implement successfully our selective acquisition strategy; our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected; changes in federal or state tax rules or regulations that could have adverse tax consequences; and our ability to qualify as a real estate investment trust for federal income tax purposes.
 You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur.
 We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
 Recipients are strongly advised to read the Company’s filings with the Securities and Exchange Commission because they contain important information.

Add-on Offering Summary
Add-on Offering: 1,000,000 shares
Securities: Series A Preferred Stock
Market Price 1 / Yield: $26.79 / 7.7%
Liquidation Preference: $25.00
Dividend / Rate: $2.0625 per share p.a. / 8.25%
Listing / Symbol: NYSE / “UMH PRA”
Pro Forma Shares Outstanding: 3,413,800 shares
Pro Forma Liquidation Value: $85.3 million
Use of Proceeds: General corporate purposes incl. acquisitions
Placement Agent: CSCA Capital Advisors, LLC

1 Price as of 10/19/2012.

Company Overview
◆ UMH Properties, Inc. (“UMH” or “the Company”) is a publicly owned Real Estate Investment Trust (“REIT”). The
 Company commenced operations in 1968 and has been operating as a public company since 1985.
◆ Owner and operator of manufactured home communities - leasing manufactured home spaces on a month-to-
 month basis to private resident homeowners.
◆ The Company also sells and finances homes to qualified residents through its wholly-owned taxable REIT subsidiary (UMH Sales and Finance, Inc.).
◆ Portfolio consists of 55 manufactured home communities containing approximately 10,400 developed sites located in New Jersey, New York, Ohio, Pennsylvania, Tennessee and Indiana.
◆ In addition, the Company has $55.3mm of real estate securities and $20.5mm of loan receivables in its asset portfolio as of June 30, 2012.
◆ Manufactured home communities provide high profit margins, recession resistant qualities and stable income streams. Additionally, the high-barrier to entry nature of manufactured home communities enhance the potential for long-term appreciation in value.

1968:
UMH commences
operations
1985:
UMH completes Initial
Public Offering
2012
1985
1990
1968
1995
2000
2005
2010
April 1, 2006:
Corporate name changes
from United Mobile
Homes, Inc. to UMH
Properties, Inc. to more
accurately convey the
quality of the Company’s
communities.
June 29, 2009:
Addition of UMH
Properties, Inc. to
Russell 2000 Index
January 1, 2001:
REIT Modernization Act becomes
effective. Legislation enables
REITs to engage in sales
activities.
January 1, 1992:
UMH elects REIT
status.
April 1, 2001:
UMH Sales & Finance, Inc.
commences operations.
September 7, 2008:
Fannie Mae and Freddie Mac
placed into conservatorship. UMH
anticipates that going forward
households will need to make
more sustainable housing
decisions.
March 2, 2012:
UMH Properties, Inc. moves
common and preferred stock
listings from NYSE: Amex to
NYSE
1970
1980
2012
2012
2012

Extensive Operating History

Portfolio Statistics
Financial information as of 06/30/12, additional info as of 09/30/12.
1 Gross asset value based on the book value of total real estate and other assets as of 06/30/12 plus accumulated depreciation.
2 Gross real estate book value is based on the book value of total real estate assets as of 06/30/12 plus accumulated depreciation.
Total Communities  55
Developed Home Sites  10,400
States  6
Portfolio Occupancy  80%
Average Monthly Site Rent $427
Home Rentals as % of Occupied Sites 13%
Annual Turnover  Approx. 12%
Additional Land to Be Developed (Acreage) Approx. 500
Gross Asset Value ($mm) $325
Gross Real Estate Book Value ($mm) $199
Mortgage debt/
Gross Real Estate Book Value ($mm)  48.1%
Maryland
West Virginia
Delaware
Virginia
New Jersey
Ohio
Rhode Island
Connecticut
Massachusetts
New Hampshire
Vermont
Michigan
North Carolina
Louisiana
Nebraska
Texas
Florida
Kansas
Oklahoma
Minnesota
Tennessee
Alabama
Arkansas
Georgia
Iowa
Illinois
Indiana
Kentucky
Missouri
Mississippi
North Dakota
South Carolina
South Dakota
Wisconsin
Maine
Pre-existing Home Community 35
New Community acquired in 2011 5
New Community acquired in 2012 15
Portfolio Snapshot

Capacity

	Communities		Developed Sites		9/30/2012	Avg. Monthly
	No.	%	No.	%	Avg. Occup. (1)	Rent ($)
PA	29	52.7%	5,016	48.4%	80.1%	$411
OH	9	16.4%	1,648	15.9%	75.4%	382
TN	6	10.9%	1,548	15.0%	79.6%	408
NY	6	10.9%	1,047	10.1%	76.0%	482
NJ	4	7.3%	1,008	9.7%	94.9%	542
IN	1	1.8%	90	0.9%	88.9%	260
Grand Total	**55**	**100.0%**	**10,357**	**100.0%**	**80.4%**	**$427**

(1) Excludes community in Memphis, TN which was closed in 2011 due to an unusual flood.

UMH

Portfolio Capacity by State

Shale region
Home Community [36]
Community under contract in the Marcellus/Utica Shale Region
MI
NY
CT
PA
OH
NJ
WV
DC

Total Acreage

1,333, 39%
2,076, 61%
Marcellus & Utica Shale Acreage
Non Marcellus & Utica Shale Acreage

◆ The Marcellus and Utica Shale Regions are large natural gas fields located beneath much of Pennsylvania, Ohio, West Virginia and New York
 ◆  Fields have the potential to be among the largest sources of natural gas in the world
 ◆  Activity surrounding the development of the shale regions is expected to accelerate over the next few years
◆  Economies in the shale region are expected to benefit from increased employment, wealth of landowners and state and local tax revenues
◆  UMH is already seeing increased demand for residential units in the region as a result of Marcellus and Utica Shale related activity
◆  With 1,300 acres in existing communities, UMH benefits from significant exposure to the Marcellus and Utica Shale Regions
Marcellus & Utica Shale Region Exposure
Existing Home Communities
Source: Company filings as of 06/30/12 and Wall Street research

Developed Sites
No. of Communities
6,800
6,800
8,000
8,900
10,400
28
28
35
40
55
12/2008
12/2009
12/2010
12/2011
9/2012

UMH Historical Portfolio Growth

◆ Since 2009, UMH’s portfolio of developed sites has grown by 52.9%

Recent Acquisition Track Record

($US in thousands)

No.	Community	City	State	Acquisition Date	Sites	Acreage	Purchase Price Total	Purchase Price Per Site	9/30/2012 Occupancy
	2011 Acquisitions								
1	ARCPA Acquisition	3 Communities	TN	6/29/2011	693	209	$13,300	$19.2	73.0%
2	Clinton Mobile Resort	Tiffin	OH	10/28/2011	116	24	3,450	29.7	98.0%
3	City View	Lewistown	PA	12/14/2011	59	22	750	12.7	75.0%
	2011 Totals				**868**	**255**	**$17,500**	**$20.2**	**76.5%**
	2012 Acquisitions								
1	Countryside Estates	Muncie	IN	1/12/2012	90	64	$2,100	$23.3	88.9%
2	Meadowood	New Middletown	OH	7/26/2012	110	20	3,400	30.9	97.3%
3	ARCPA/ARCML06 Acquisition	11 Communities	PA / NY	8/1/2012	966	200	28,250	29.2	90.6%
4	Southern Terrace	Columbiana	OH	9/12/2012	117	30	3,450	29.5	94.9%
5	Colonial Heights	Wintersville	OH	9/12/2012	160	32	2,450	15.3	80.6%
	YTD 2012 Totals				**1,443**	**346**	**$39,650**	**$27.5**	**90.2%**
	2011 & YTD 2012 Totals				**2,311**	**601**	**$57,150**	**$24.7**	**85.1%**
	Pending Acquisition								
1	Twin Oaks	Cleveland	OH	Pending	141	21	$4,350	$30.9	89.4%

($US in millions)
Sales
Homes sold
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
200
180
160
140
120
100
80
60
40
20
0
$9.6
$5.5
$6.1
$6.3
$2.6
$4.4
2008
2009
2010
2011
H1 2011
H1 2012

◆ Formed in 2001 as a taxable REIT subsidiary
◆ Conducts sales and financing of manufactured homes in its communities
◆ Focus on increasing occupancy and enhancing the value of communities
◆ Sales price per unit was approximately $43k over the past twelve months
◆ Sales reached a record of $15.8mm in 2006 prior to the housing downturn and have since begun to trend higher
UMH Sales & Finance, Inc. (“S&F”)

Loan Portfolio Amount
Average Interest Rate
$21.5
$21.0
$20.5
$20.0
$19.5
$19.0
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
$21.0
$21.0
$20.0
$19.7
$20.5
2008
2009
2010
2011
6/2012

◆ UMH provides financing to buyers of its manufactured homes
◆ $20.5mm loan portfolio with a weighted average interest rate of approximately 10.0%
◆ Portfolio comprised of approximately 660 homes located throughout 36 communities
◆ Most loans require a 10% down payment and 15 year principal amortization
◆ Portfolio generates approximately $3.3mm in principal and interest payments annually
Loan Portfolio Overview
($US in millions)

70%
68%
66%
64%
62%
60%
1965 1967 1969 1971 1973 1975 1977 1979 1981 1983 1985 1987 1989 1991 1993 1995 1997 1999 2001 2003 2005 2007 2009 2011 2012

20%
16%
12%
8%
4%
0%
-4%
-8%
-12%
-16%
-20%
1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012

2000
1600
1200
800
400
0
1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011
SF housing starts
Multi family housing starts
MH shipments

% of Households Owning a Single-Family Home
Single Family Home Price Change Year-Over-Year
The Cyclicality of Housing
Favorable US Housing Trends

◆ UMH is well positioned to participate in the ongoing recovery of the US housing market

Securities by Type

Preferred
Stock
28%
Common
Stock
72%

Total= $55.3 mm

Retail
22%
Office
13%
Specialty
9%
Diversified
7%
Healthcare
5%
Manufactured
Homes
3%
Lodging
3%
Industrial
38%

◆ Total value of $55.3mm as of 06/30/12 (inclusive of approximately $10.0 million of unrealized gains)
◆ UMH’s REIT securities portfolio provides attractive yields, diversification and additional liquidity
◆ Securities portfolio represents approximately 17% of total undepreciated assets
◆ $20.2mm of securities portfolio is invested in the common stock of affiliate Monmouth Real Estate Investment Corporation (“MNR”)
 (inclusive of approximately $6.0 million of unrealized gains)
Financial Information as of 06/30/12.
Securities by Industry
REIT Securities Portfolio Overview

$50
$40
$30
$20
$10
$0
$43.8
$20.7
$24.6
4.3
9.6
25.5
4.6
5.5
26.5
4.6
6.1
27.9
4.5
6.3
33.0
2.1
2.6
16.0
2.5
4.4
17.7
2008
2009
2010
2011
H1 2011
H1 2012

$14
$12
$10
$8
$6
$4
$2
$0
$5.6
$7.8
$11.2
$9.0
$4.8
$5.5
$6.0
2008
2009
2010
2011
H1 2011
H1 2012
Pro Forma H1 2012

$300
$250
$200
$150
$100
$50
$0
$137.9
$148.0
$188.8
$223.9
$255.1
$275.3
2008
2009
2010
2011
H1 2012
Pro Forma H1 2012

81%
80%
79%
78%
77%
76%
75%
80%
78%
78%
77%
80%
2008
2009
2010
2011
9/2012

Funds from Operations12 ($mm)
Total Assets 2 ($mm)
Portfolio Occupancy (%)
Source: Company filings; balance sheet as of 06/30/12.
1. Excludes 2011 loss relating to flood at Memphis Mobile City.
2. Reflects pro forma adjustments for acquisition of 11 communities as completed on August 1, 2012. Excludes impact of $9.3mm of other acquisitions completed in Q3 2012.
Revenue and Other Income ($mm)
Rental revenue
Sales
$39.4
$36.6
$38.6
Summary Historical Performance

Interest/Dividend Income

Total Debt
34.5%
Equity - Market Value
48.2%
Preferred Stock - Market Value
17.3%

Total: $361.9MM 1

Accumulated
Depreciation
20.4%
Total Debt
36.8%
Shareholders'
Equity
25.0%
Preferred Stock -
Liquidation
17.8%

($US in thousands)	At 6/30/2012		
	Historical	Adjust.	Pro Forma (1)
Cash & Cash Equivalents	$20,925	$(8,234)	$12,691
Total Debt	$104,681	$20,180	$124,861
Preferred Stock - Market Value	62,517	-	62,517
Equity - Market Value	174,481	-	174,481
Total Market Capitalization	**$341,679**	**$20,180**	**$361,859**
Total Debt	104,681	20,180	124,861
Preferred Stock - Liquidation	60,345	-	60,345
Shareholders' Equity	85,046	-	85,046
Accumulated Depreciation	69,412	-	69,412
Undepreciated Book Capitalization	**$319,484**	**$20,180**	**$339,664**
Undepreciated Gross Assets	**$324,535**	**$20,180**	**$344,715**

Net Debt / Total Market Cap	24.5%	-	31.0%
Net Debt / Undeprec. Book Cap	26.2%	-	33.0%
Net Debt / Undeprec. Gross Assets	25.8%	-	32.5%
Net Debt + Pref. / Total Market Cap	42.2%	-	47.7%
Net Debt + Pref. / Undeprec. Book Cap	45.1%	-	50.8%
Net Debt + Pref. / Undeprec. Gross Assets	44.4%	-	50.0%
Total Debt / EBITDA	7.2 x	-	7.3 x
Net Debt / EBITDA	5.7 x	-	6.6 x

Summary Capitalization
Pro Forma Undepreciated Book Capitalization
Pro Forma Total Market Capitalization
Total: $339.7MM 1
1  Reflects pro forma adjustments for acquisition of 11 communities as completed on August 1, 2012. Excludes impact of $9.3mm of Other acquisitions completed in Q3 2012.

70%
60%
50%
40%
30%
20%
10%
0%
55.9%
44.1%
42.5%
36.3%
24.5%
31.0%
2008
2009
2010
2011
H1 2012
Pro Forma H1 2012

10.0x
8.0x
6.0x
4.0x
2.0x
.0x
6.6x
6.3x
8.7x
8.0x
7.2x
7.3x
2008
2009
2010
2011
H1 2012
Pro Forma H1 2012

Fixed Charge Coverage[1]

6.0x
5.0x
4.0x
3.0x
2.0x
1.0x
.0x
2.7x
3.1x
2.5x
1.9x
1.7x
1.9x
2008
2009
2010
2011
H1 2012
Pro Forma H1 2012

Gross Total Assets / Total Debt + Preferred

3.0x
2.5x
2.0x
1.5x
1.0x
.5x
.0x
2.1x
2.3x
2.2x
2.0x
2.0x
1.9x
2008
2009
2010
2011
H1 2012
Pro Forma H1 2012

Net Debt / Total Market Capitalization
Total Debt / EBITDA
Source: Company filings; balance sheet as of 06/30/12.
1  Fixed charges include interest expense, capitalized interest and preferred distributions
2  Reflects pro forma adjustments for acquisition of 11 communities as completed on August 1, 2012.
   Excludes impact of $9.3mm of other acquisitions completed in Q3 2012.
2
2
2
2
Conservative Balance Sheet

$100.0
$90.0
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
$1.9
$7.5
$0.0
$0.0
$0.0
$86.3
2012
2013
2014
2015
2016
Thereafter

Mortgage Debt Maturity Schedule ($US in millions)
◆ Weighted average mortgage debt maturity is 6.3 years
◆ Weighted average interest rate is 5.4%
◆ 96.2% of total debt is fixed-rate
◆ Mortgage debt as a percentage of total debt is 91.4%
Financial Information as of 06/30/12.
Note: Chart excludes approximately $9.0 million in loans payable.
Limited Mortgage Debt Maturities

◆ Long-term track record of profitability
◆ Strong balance sheet and stable credit metrics
◆ Well positioned for housing market rebound
◆ Significant upside in real estate portfolio - 80% unit occupancy
◆ Proven access to institutional capital
◆ Well positioned to benefit from the rapidly expanding energy sector investments being made in our region
◆ Strong acquisition track record
◆ Sizeable current acquisition pipeline
◆ Experienced management team
Investment Highlights

($US in thousands)

Balance Sheet	6 Months Ended 6/30/12 Actual	Adj. [(1)]	Pro Forma
Total Investment Property & Equipment	$207,623	$28,250	$235,873
Accum. Depreciation	(69,412)	-	(69,412)
Net Investment Property & Equipment	$138,211	$28,250	$166,461
Cash & Cash Equivalents	20,925	(8,234)	12,691
Securities Available for Sale	55,272	-	55,272
Inventory of Manufactured Homes	11,910	-	11,910
Notes and Other Receivables, net	21,111	-	21,111
Other Assets	7,694	164	7,858
Total Assets	**$255,123**	**$20,180**	**$275,303**
Total Debt	104,681	20,180	124,861
Other Liabilities	5,051	-	5,051
Total Liabilities	$109,731	$20,180	$129,911
Preferred Stock	60,345	-	60,345
Shareholders' Equity	85,046	-	85,046
Total Shareholders' Equity	$145,391	-	$145,391
Total Liabilities & Shareholders' Equity	**$255,123**	**$20,180**	**$275,303**

Income Statement	6 Months Ended 6/30/12 Actual	Adj. [(1)]	Pro Forma
Revenue	$22,035	$2,130	$24,165
EBITDA	7,320	1,215	8,535
Net Income to Common	2,148	35	2,183
FFO	5,460	526	5,986
Wt. Avg. Shares Outstanding - Diluted	15,824	15,824	15,824

Notes: Complete pro forma financial information including notes to financial statements are available on www.sec.gov.

Summary Pro Forma Financial Information 1

($ in thousands, except per share values)	Twelve Months Ended December 31, 2008	2009	2010	2011	Six Months Ended June 30, 2011	2012	PF 2012 (2)
Net Income	$1,527	$3,689	$6,669	$3,696	$2,361	$3,769	$3,804
Less: Preferred Dividend	-	-	-	(1,657)	(276)	(1,621)	(1,621)
Net Income Applicable to Common Shareholders	$1,527	$3,689	$6,669	$2,039	$2,085	$2,148	$2,183
(Gain) Loss on Sales of PP&E	(15)	63	8	(29)	(26)	11	11
Depreciation	4,073	4,082	4,516	5,962	2,791	3,301	3,792
Loss Related to Flood (1)	-	-	-	985	-	-	-
FFO (1)	$5,585	$7,834	$11,193	$8,958	$4,849	$5,460	$5,986
Weighted Average Shares Outstanding - Diluted	10,883	11,418	12,823	14,562	14,196	15,824	15,824
Net Income (Loss) Applicable to Common Shareholders Per Share - Diluted	$0.14	$0.32	$0.52	$0.14	$0.15	$0.14	$0.14
FFO Per Share - Diluted	**$0.51**	**$0.69**	**$0.87**	**$0.62**	**$0.34**	**$0.35**	**$0.38**

(1) Reflects add-back of $985k loss related to flood at Memphis community in Q4 2011.
(2) Reflects pro forma adjustments for acquisition of 11 communities as completed on August 1, 2012. Excludes impact of $9.3mm of other acquisitions completed in Q3 2012.

UMH

Funds from operations (“FFO”) is defined as net income (computed in accordance with generally accepted accounting principles), excluding preferred dividends and gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization. FFO should be considered as a supplemental measure of operating performance used by REITs. The Company believes that FFO is helpful to investors as one of several measures of the performance of a
REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FFO are significant components in understanding the Company’s financial performance.
FFO (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.
The Company’s FFO is calculated as follows:
Funds From Operations

($ in thousands, except per share values)	Twelve Months Ended December 31, 2008	2009	2010	2011	Six Months Ended June 30, 2011	2012	PF 2012 (2)
Net Income	$1,527	$3,689	$6,669	$3,696	$2,361	$3,769	$3,804
(Gain) Loss on Sales of PP&E	(15)	(180)	8	(29)	(26)	11	11
Depreciation	4,073	4,082	4,516	5,962	2,791	3,301	3,792
Amortization of Financing Costs	183	253	210	377	161	139	155
Interest Expense	4,957	4,455	5,183	5,745	2,930	2,666	2,955
Other Income	(95)	(76)	(69)	(77)	(25)	(555)	(555)
Loss (Gain) on Securities Transactions, net	2,861	1,804	(3,932)	(2,693)	(1,542)	(2,281)	(2,281)
Acquisition Costs	-	-	448	260	136	270	654
Loss Related to Flood (1)	-	-	-	985	-	-	-
EBITDA (1)	$13,492	$14,028	$13,033	$14,226	$6,784	$7,320	$8,535

(1) Reflects add-back of $985k loss related to flood at Memphis community in Q4 2011.

U M H

EBITDA is defined as net income (computed in accordance with generally accepted accounting principles), excluding preferred dividends, gains or losses from sales of real estate assets, interest expense, income taxes depreciation and amortization expenses, extraordinary or non-recurring charges, gains or losses from sales of securities and acquisition costs. EBITDA should be considered as a supplemental measure of operating performance used by REITs. The Company believes that EBITDA is helpful to investors as one of several measures of the performance of a REIT. The items excluded from EBITDA are significant components in understanding the Company’s financial performance.
EBITDA (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flow as a measure of liquidity. EBITDA, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.
The Company’s EBITDA is calculated as follows:
EBITDA

For additional information including all SEC filings please visit:
WWW.UMH.COM